Exhibit 5.1

August 14, 2013

Select Medical Corporation
4714 Gettysburg Road
Mechanicsburg, PA 17055

Re:        Select Medical Corporation — Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Select Medical Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange $600,000,000 aggregate principal amount of its 6.375% Senior Notes due 2021 (the “New Notes”) for any and all of its outstanding 6.375% Senior Notes due 2021, issued on May 28, 2013 (the “Old Notes” and together with the New Notes, the “Notes”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Old Notes were issued as notes under, and the New Notes are to be issued under, an Indenture dated as of May 28, 2013 between the Company, the Guarantors named therein and U.S. Bank National Association, as Trustee (the “Trustee”), as may be supplemented from time to time (the “Indenture”).

This opinion is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and we express no opinion herein as to any matter other than as to the legality of the New Notes.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion letter.  In our examination, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Company), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates.  In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company.

In rendering the opinion expressed below, we have assumed that (a) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee, (b) the Registration Statement will have been declared effective by the Commission, (c) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (d) the Old Notes have been, and the New Notes will be, duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture.  In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the New Notes.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered by or on behalf of  the Company in exchange for the Old Notes in the manner contemplated by the prospectus included in the Registration Statement, then the New Notes will constitute valid and legally binding obligations of the Company, as issuer, enforceable against the Company in accordance with their terms.

The opinion rendered above is subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally or debtors’ obligations generally, principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  In addition, any such enforceability opinion is subject to the further qualification that a court may decline to enforce the choice of law provisions on the grounds of comity or because United States constitutional requirements are not satisfied.  We express no opinion concerning the enforceability of waivers of rights or defenses or any indemnification or contribution provisions contained in any agreement or instrument.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and, to the extent relevant, the Delaware General Corporation Law.  We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus contained therein.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Dechert LLP